Exhibit 16.1

September 30, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

         Re:      Green Mountain Capital, Inc.
                  Commission File No. 000-14883

Commissioners:

We have read the statements made by Green Mountain Capital, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Green Mountain Capital, Inc. Form 8-K report dated September 26, 2005. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,


/s/ Russell Bedford Stefanou Mirchandani LLP